Exhibit 99.1

Recent Developments

Together with its consolidated subsidiaries, NCL Corporation Ltd. is referred to in this exhibit as the “Company,” “our,” “us” and “we” unless otherwise indicated.

Operations Update

The phased relaunch of our entire fleet was completed in May 2022 and the Company continues to demonstrate steady sequential improvement in Occupancy1 levels.

Due to significant improvements in the public health environment, we have been able to relax or eliminate most COVID-19-related protocols. The relaxation of protocols, continued easing of travel restrictions and reopening of most ports around the globe to cruise ships has improved travel experiences, expanded the addressable cruise market, allowed us to expand the variety of our itineraries and provided additional catalysts on the road to recovery. We continue to follow applicable travel guidelines and local protocols as required by the ports and destinations we visit.

Booking Environment and Outlook

As of December 31, 2022, our cumulative booked position was approximately 62% for full year 2023, in line with previously outlined expectations, and at higher prices than 2019 at a similar point in time. Fourth quarter Occupancy was approximately 87%, with the gap versus 2019 levels continuing to narrow sequentially. We are also experiencing strong and broad-based onboard revenue generation even as Occupancy increases.

However, due to continuing uncertainties in the operating environment, we cannot estimate how certain externalities will impact our business, financial condition or near- or longer-term financial or operational results with certainty; however, we will report a net loss for the quarter and full year ended December 31, 2022 and the first quarter of 2023.

Liquidity and Financial Recovery Plan

We continue to prioritize enhancing liquidity and financial flexibility in the current environment while seeking opportunities to optimize our balance sheet. As of September 30, 2022, our total debt position was $13.7 billion and our liquidity consisted of cash and cash equivalents of $1.2 billion and a $1.0 billion undrawn commitment less related fees.

We have taken the following additional actions to enhance our liquidity profile and financial flexibility since September 30, 2022:

•	On December 6, 2022, we amended our senior secured credit facility to extend the maturities for approximately $1.4 billion thereunder by one year to January 2025. We also, among other things, amended certain financial covenants related to net debt to capitalization, free liquidity and consolidated EBITDA to consolidated debt service and obtained additional debt capacity of $1.5 billion, including approximately $0.5 billion of secured debt capacity. Following this amendment, our total available debt capacity under our senior secured credit facility is approximately $2.0 billion, including $0.5 billion of secured debt capacity, which is incremental to our existing $1.0 billion undrawn commitment.

•	On December 13, 2022 and December 16, 2022, we amended our export-credit backed loan facilities to amend, among other things, certain financial covenants related to net debt to capitalization, free liquidity and consolidated EBITDA to consolidated debt service.

[1]	Occupancy refers to the ratio of Passenger Cruise Days to Capacity Days, where Passenger Cruise Days refers to the number of passengers carried for the period, multiplied by the number of days in their respective cruises, and Capacity Days refers to berths available for sale multiplied by the number of cruise days for the period for ships in service. A percentage greater than 100% indicates that three or more passengers occupied some cabins.

We expect to enter into an amendment to our $1 billion undrawn commitment, extending such commitment through February 2025.

Preliminary Financial Results for the Year Ended December 31, 2022

Our financial statements for the year ended December 31, 2022, are not yet complete. Accordingly, we are presenting preliminary estimates of certain financial information that we expect to report for the year ended December 31, 2022. The following information is based on our internal management accounts and reporting as of and for the year ended December 31, 2022, as compared to our audited results for the year ended December 31, 2021. Given the timing of these estimates, we have not completed our customary financial closing and review procedures.

The preliminary financial information included below has been prepared by, and is the responsibility of, our management. The preliminary estimated results of operations are subject to revision as we prepare our financial statements and disclosure for the year ended December 31, 2022, and such revisions may be significant. In connection with our annual closing and review process for the fiscal year 2022, we may identify items that would require us to make adjustments to the preliminary estimated results of operations set forth below. Accordingly, the final results and other disclosures for the year ended December 31, 2022 may differ materially from this preliminary estimated data. This preliminary estimated financial data should not be viewed as a substitute for financial statements prepared in accordance with GAAP. We expect to file our Annual Report on Form 10-K for the year ended December 31, 2022 no later than March 1, 2023. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the preliminary estimated financial data for the year ended December 31, 2022. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Based on the foregoing, our total revenues are currently expected to be in the range of approximately $4.7 billion to $5.0 billion for the year ended December 31, 2022, compared to $0.6 billion for the year ended December 31, 2021. We expect Adjusted EBITDA to be nearly break-even for the six months ended December 31, 2022. As noted above, we expect to report a net loss for the quarter and full year ended December 31, 2022. Our liquidity consisted of cash and cash equivalents of approximately $1 billion and a $1 billion undrawn commitment less related fees as of December 31, 2022, compared to cash and cash equivalents and short-term investments of $1.7 billion and a $1 billion undrawn commitment less related fees as of December 31, 2021.

Terminology

Adjusted EBITDA. EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Adjusted EBITDA, to enable us to analyze our performance. See “Terminology” for the definitions of these non-GAAP financial measures. We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income (loss), as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.